UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 27, 2006

Date of Report (Date of earliest event reported)

RADVIEW SOFTWARE LTD.

(Exact name of registrant as specified in its charter)

Israel	0-31151	Not applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7 New England Executive Park, Burlington, MA 01803
(Address of principal executive offices)

(781) 238-1111
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement

On April 4, 2006, the Company signed definitive agreements for a financing transaction led by Fortissimo Capital Fund GP L.P. (“Fortissimo”), along with several co-investors which include two existing shareholders, one of which is wholly owned and controlled by a director of the Company (collectively, the “Investors”).  Two of our directors are also partners at Fortissimo.  The proposed financing transactions will be in the form of preferred shares and convertible loans and would provide the Company with a minimum initial investment of $1.5 million and up to $2.25 million of additional investments, at the election of the investors, over 18 months.

Under the original terms of the convertible loan agreement, the convertible loan would be payable at the closing in the principal amount of $250,000 (the “Convertible Loan”).  The principal balance of a bridge loan in the amount of $500,000 previously borrowed from Fortissimo would also become part of the Convertible Loan at the closing of the financing transactions.  The Convertible Loan would bear interest at 8.0% per annum.  The Convertible Loan plus, at the election of the Investors, any accrued interest thereon, would be convertible into preferred shares of the Company at a conversion price of $0.03 per share.  The Convertible Loan would mature three years from the closing date and, if not converted by such date, would become due and payable 30 days thereafter.

On July 27, 2006, the Company amended the terms of the convertible loan agreement, which is part of the initial minimum investment, with all but one of the investors to allow for the early advancement of $125,000 of the $250,000 convertible loan investment, subject to approval by shareholders.  Under the terms of the amended convertible loan agreement, if the final closing of the financing transactions is not completed by August 27, 2006, the convertible debt must be repaid to the respective investors on or before September 15, 2006 unless waived by each investor individually.  The terms of the original convertible loan agreement with respect to the one investor not electing to amend the agreement will remain unchanged and that investor’s portion of the convertible loan would be completed only at the closing of the financing transactions.

The Company is seeking shareholder approval of the proposed financing transactions, including the Convertible Loan, at the annual meeting of shareholders to be held on August 9, 2006.  If the Company’s shareholders do not approve the financing transactions, Fortissimo will be entitled to receive a termination service fee of $250,000.

There can be no assurance that the financing transaction will close.  Failure to close the financing transaction would likely have a material adverse affect on the Company’s ability to conduct its business.  Even if the financing transaction were to close, there is no assurance as to the amounts that the Investors will elect to invest or that the amounts invested will enable the Company to continue to operate for any specific period of time.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RADVIEW SOFTWARE LTD.

Date: August 2, 2006	/s/ CHRISTOPHER DINEEN
Christopher Dineen
Chief Financial Officer